Exhibit 10.2

AMENDED AND RESTATED PROMISSORY NOTE

THIS AMENDED AND RESTATED PROMISSORY NOTE (“Note”) is executed this 18th day of May, 2017 (“Effective Date”);

BY:	Neogames S.a r.l., a company incorporated under the laws of the Grand Duchy of Luxembourg, Company No. B186309, with address at 64, rue Principale, L-5367 Schuttrange, Luxembourg (“Debtor”);

IN FAVOUR OF:

Aspireglobal Limited, a company incorporated in Gibraltar (No. 90116) whose registered office is at Suites 7B and 8B, 50 Town Range, Gibraltar (“Holder”)

(the Debtor and Holder, together the “Parties” and each, a “Party”)

WHEREAS:

(A)	The Parties have executed a promissory note, dated as of 24 April 2015, with effect as of 30 April 2014, in connection with the sale, conveyance and assignment by the Holder to the Debtor of certain rights and title in and to assets and rights required to operate iLotteries business and the provision of services in connection therewith (the “Original Promissory Note”); and

(B)	Pursuant to the Investment and Framework Shareholders’ Agreement, dated as of 6 August 2015, between Debtor, Aharon Aran, Barak Matalon, Eliyahu Azur, Oded Gottfried and Pinhas Zehavi (together, the “Individual Shareholders”), which Individual Shareholders are the shareholders of Holder, and William Hill Organization Limited (“WH”) (the “Shareholder Agreement”), the parties thereto agreed to amend and restate the Original Promissory Note in order to provide for additional and revised terms and conditions as set forth herein.

NOW THEREFORE, THE DEBTOR HEREBY DECLARES AND THE ORIGINAL PROMISSORY NOTE IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

1.	PRINCIPAL

This Note shall evidence indebtedness of the Debtor in favour of the Holder, in the principal sum of US$ 16,330,000 (“Principal”).

2.	INTEREST

(a)	Interest shall accrue on the outstanding Principal and any accrued unpaid interest from the Effective Date until the date of payment in practice at a rate of one percent (1%) per annum.

Interest shall be computed on the basis of a 360-day year for the actual number of days outstanding, compounded semi-annually.

(b)	Interest shall be payable on a quarterly basis in arrears, commencing as of the Effective Date.

(c)	For the avoidance of doubt, any value added tax imposed on the Interest shall be borne solely by the Debtor.

3.	MATURITY

(a)	The Principal will be payable in full on the earliest of the following dates, in which the applicable condition precedent is met (each, the “Maturity Date”), as follows:

a.	31 December 2019, provided that, WH exercises, during the calendar year 2019, its option to purchase the shares of Debtor held by the Individual Shareholders;

b.	31 December 2021, provided that, WH exercises, during the calendar year 2021, its option to purchase the shares of Debtor held by the Individual Shareholders; or

c.	A date agreed upon by the Debtor and WH, immediately after it becomes evident pursuant to the terms of the Shareholder Agreement, that WH has not exercised its call options, provided that, such date is not later than 31 March 2022.

(b)	On the Maturity Date any other amounts (including any as yet unpaid Interest) payable under this Note shall be immediately due and payable in full.

4.	APPLICATION OF PAYMENTS

(a)	All payments hereunder may, at the option of the Holder, be applied in the following manner:

First: To the then outstanding charges and expenses incurred by the Holder in the enforcement of his rights under this Note or in the collection of any amount due hereunder;

Second: To the payment of late charges, penalties and other such charges;

Third: To the payment of interest on any balance of Principal remaining due and unpaid; and

Fourth: The balance therefrom, if any, to be applied on account of the reduction of Principal.

(b)	In the event that any portion of any payment due hereunder is not made within fifteen (15) days after the date such payment became payable, such nonpayment shall constitute a Default and, without derogation from any other remedy available to Holder hereunder or under applicable law, the Debtor shall pay to the Holder, on demand, a late payment charge in an amount equal to five percent (5%) per annum of the unpaid amount.

5.	EVENTS OF DEFAULT

This Note shall become due and payable immediately upon the happening of any of the following events of default (a “Default”):

(a)	if any payment of principal or interest or any sum due under this Note is not paid within fifteen (15) days after the date when such sum is due and payable;

(b)	if the Debtor shall suspend operations, make or send a notice of bulk transfer, suffer or permit the filing by or against it of any petition for bankruptcy, relief, adjudication, arrangement, reorganization or the like under any bankruptcy or insolvency law, make an assignment for the benefit of creditors or suffer or permit the appointment of a receiver for any part of its property;

(c)	the insolvency of the Debtor, or application made by any judgment creditor for an order directing the Holder to pay over any money;

(d)	if the Debtor shall fail to maintain any of the covenants set forth herein or in any other document or instrument relating to the indebtedness evidenced by this Note;

(e)	if the Holder in good faith deems the ability of the Debtor to perform the obligation evidenced by this Note to be impaired for any reason;

(f)	the Debtor (directly and/or by way of one or more of its subsidiaries) shall (a) undergo a Change of Control, (b) merge or consolidate with any other entity in circumstances in which the Debtor is not the sole surviving entity, (c) dissolve or terminate its legal existence, (d) sell, lease, transfer or otherwise dispose of any substantial part of its assets or any of its assets essential to the conduct of its business or operations, as now or hereafter conducted, or (e) enter into any agreement to do any of the foregoing.

“Change of Control” shall mean that any person or persons acting in concert shall acquire the right, by contract or otherwise, to direct the management and activities of the Debtor, insofar as such person or persons did not have such right as of the date hereof.

6.	REMEDIES

In addition to any other remedies provided by law or otherwise available to the Holder, upon the failure to pay any sum due hereunder on the due date or within any applicable grace period, or upon the occurrence of a Default hereunder, the Holder may, at its option, and without giving notice, declare the entire principal balance and all accrued but unpaid interest and all other sums due hereunder to be immediately due and payable in full.

7.	PREPAYMENT

Principal and interest hereunder may be prepaid in whole or in part at any time without penalty.

8.	WAIVER, CHANGE, MODIFICATION OR DISCHARGE

This Note may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the Holder and the Debtor. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other rights under this Note. This Note constitutes the entire agreement among the Debtor and the Holder concerning the subject matter hereof.

9.	BINDING EFFECT

The Debtor represents to the Holder that it has full power, authority and legal right to execute and deliver this Note and that the debt hereunder constitutes a valid and binding obligation of the Debtor. The covenants contained on this Note shall bind the Debtor and the Debtor's personal representatives, successors and assigns.

10.	MISCELLANEOUS

(a)	This Note is subject to the express condition that at no time shall the Debtor be obligated or required to pay interest on the principal balance of this Note at a rate which would subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Debtor is permitted by law to contract for or agree to pay. If, by the terms of this Note, the Debtor is at any time required or obligated to pay interest at a rate in excess of such maximum legal rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of the maximum rate set by law shall be applied and shall be deemed to have been payments in the reduction of the principal balance of this Note.

(b)	Neither the Debtor nor the Holder shall assign any of their rights or obligations under this Agreement without the prior written consent of the other party.

(c)	This Note amends, restates and replaces the Original Promissory Note for all intents and purposes.

(d)	The Debtor hereby waives diligence, demand, notice of demand, presentment for payment, notice of non-payment, protest and notice of protest, and notice of any renewals or extensions of this Note.

(e)	Debtor hereby agrees to pay all reasonable expenses incidental to or in any way related to the Holder's enforcement of the obligations of the Debtor, including, but not limited to, reasonable attorneys' fees incurred by the Holder.

(f)	This Agreement shall be governed by and construed in accordance with English law. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (LCIA Rules), which rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

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[Signature Page – Promissory Note]

EXECUTED BY THE DEBTOR on the date first mentioned above.

NEOGAMES S.A R.L.

By:
Name:
Title:

Acknowledged by the Holder:

ASPIREGLOBAL LIMITED

By:
Name:
Title:

Acknowledged by:

WILLIAM HILL ORGANIZATION LIMITED

By:	/s/ Luke Thomas
Name: Luke Thomas
Title: Director